Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Franklin Covey Co.:

We consent to the use of our report dated November 16, 2004, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
March 23, 2005